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                                                                    EXHIBIT 11.1

                          DIGITAL VIDEO SYSTEMS, INC.
             STATEMENT REGARDING THE COMPUTATION OF PER SHARE LOSS

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                                                                      Three months ended March 31,
                                                                    ---------------------------------
                                                                        1996                  1995
                                                                    -------------       -------------
Net loss                                                            $(1,360,685)           $(803,542)
                                                                    ============        =============

   Weighted average common shares outstanding..............           2,174,502            2,235,735

   Common equivalent shares from preferred stock
    issued during the twelve month period prior to
    the Company's proposed initial public offering(1)......             688,297              688,297
   Common equivalent shares from warrants
    issued during the twelve month period prior to
    the Company's proposed initial public offering(1)......             700,000              700,000
   Common eqivalent shares from stock options
    issued during the twelve month period prior to
    the Company's proposed initial public offering.........             451,145              451,145
   Common equivalent shares from common stock
    issued during the twelve month period prior
    to the Company's proposed initial public offering(1)...             152,326              152,326
                                                                    -------------       -------------

Shares used in computing net loss per share................           4,166,270            4,227,503
                                                                    =============       =============

Net loss per share.........................................              $(0.33)              $(0.19)
                                                                    =============       =============

Convertible preferred stock issued more than twelve
   months prior to the proposed initial public offering(1).           1,125,791
                                                                    -------------

Pro forma weighted average shares outstanding..............           5,292,061
                                                                    =============

Pro forma net loss per share...............................              $(0.26)
                                                                    =============
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(1) Excludes shares to be placed into escrow according to the "Escrow Agreement"